Exhibit 16

                       LETTERHEAD OF ARONSON & COMPANY


July 23, 2003

United States Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549


Re: TVI Corporation


Ladies and Gentlemen:

The undersigned Aronson & Company, previously acted as independent accountants to audit the financial statements of TVI Corporation. We are no longer acting as independent accountants to the Company.

This letter will confirm that we have reviewed Item 4 of the Company's Form 8-K dated July 23, 2003 captioned "Changes in Registrant's Certifying Accountant" and that we agree with the statements made therein as they relate to us.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Dated this 23rd day of July, 2003.

Sincerely,

/s/ ARONSON & COMPANY

Aronson & Company